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                                                                    Exhibit 8.1



May 25, 2001

Great Plains Ethanol, LLC
46569 SD Hwy 44
P.O. Box 217
Lennox, South Dakota 57039

Ladies and Gentlemen:

We have acted as tax counsel to Great Plains Ethanol, LLC ("Great Plains Ethanol" or "the Company"), a South Dakota limited liability company, in connection with the Company's proposed initial public offering of capital units ("Offering"). As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement (SEC File No. 333-56368) (the "Registration Statement") relating to the Offering.

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading "Federal Income Tax Consequences" constitute our opinion unless otherwise noted. That section of the Registration Statement contains a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of units, insofar as it relates to matters of law and legal conclusions, which addresses all material federal income tax consequences to prospective unit holders of the ownership and disposition of units.

Our opinion extends only to matters of law and does not extent to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporate taxpayers, tax-exempt pensions, profit-sharing trusts or IRA's, foreign taxpayers, estates or taxable trusts as to the transferees of capital units. An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is


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May 25, 2001

it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Leonard, Street and Deinard

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION